FOR IMMEDIATE RELEASE	CONTACT: Michael L. Middleton
Chief Executive Officer
888.745.2265

TRI-COUNTY FINANCIAL CORPORATION

ANNOUNCES RESULTS OF OPERATIONS FOR FOURTH QUARTER AND YEAR

Waldorf, Maryland, February 7, 2012 – Tri-County Financial Corporation (OTCBB: TCFC) (the “Company”), the holding company for Community Bank of Tri-County (the “Bank”), reported results of operations for the quarter and year ended December 31, 2011. Total assets for the Company increased to $983,479,723, or 11.01%, compared to $855,936,102 for December 31, 2010. Loans increased by $55,638,839 to $710,088,775 at December 31, 2011 compared to $654,449,936 at December 31, 2010. The Bank originated $269,796,003 in loans in 2011, a $25,243,823 increase from the prior year.

“The growth of the Company’s balance sheet was fueled by commercial and residential lending in our market,” stated Michael Middleton Chairman, President and CEO. “We continued our focus on meeting the credit needs of the community while the recovery struggles to gain sustainable traction.”

Net income available to common shareholders for the quarter ended December 31, 2011 decreased $511,526 to $442,601 or $0.15 per common share (diluted) compared to $954,127 or $0.32 per common share (diluted) for the quarter ended December 31, 2010. The decline in fourth quarter earnings was primarily attributable to increased cost related to the disposition of properties classified as other real estate owned (“OREO”). Other expenses, including FDIC insurance for the increase in average customer deposits, increased costs for regulatory compliance, data processing and employee compensation to support the growth of the Bank contributed to the decline. These costs were partially offset by increases in net interest income and noninterest income and a decrease in the provision for loan losses.

Net income available to common shareholders for the year ended December 31, 2011 decreased by $1,429,795 to $2,488,976 or $0.82 per common share (diluted) compared to $3,918,771 or $1.30 per common share (diluted) for the year ended December 31, 2010. The decrease in earnings per share was primarily attributable to OREO related costs to reflect current appraisals or contracted sales amounts for nonperforming assets and costs in order to facilitate the ultimate disposition of these properties, increased costs for regulatory compliance, data processing and employee compensation to support the growth of the Bank. These costs were partially offset by increases in net interest income and noninterest income.

“Over the course of 2011, we took a number of steps to resolve nonperforming assets so that capital could be redeployed and invested in earning assets. We have been able to substantively improve the ratio of the Bank’s nonperforming assets to total assets from 2.71% at December 31, 2010 to 1.48% at December 31, 2011. Our core operations, which were sufficient to fully absorb adjustments related to nonperforming assets, should continue to produce long-term shareholder value,” said Mr. Middleton. “We have been profitable in every quarter since the inception of the economic crisis. Earnings for 2011 and improving nonperforming asset trends supported the Board’s decision to maintain the Bank’s annual cash dividend of $0.40 per share.”

Financial Condition at December 31, 2011 compared to 2010

The increase in total assets was primarily due to growth in the loan and investment portfolios during the last three quarters of the year. Gross loan growth of $55,484,909 from $663,055,266 at December 31, 2010 to $718,540,175 at December 31, 2011, was due to net new loans of $34,084,049 in commercial real estate and $28,494,732 in residential mortgages offset by decreases of $5,759,335 in construction and land development and a net decrease in other loan categories of $1,334,537. The majority of commercial real estate loan growth was amortizing loans secured by owner occupied real estate. Construction and land development loans decreased from $62,509,558 at December 31, 2009 to $36,744,865 at December 31, 2011, as the Bank has deemphasized this type of lending.

Nonperforming loans decreased $4,008,162 from the prior year end to $9,510,617 at December 31, 2011. Nonperforming loans as a percentage of total loans declined to 1.32% at December 31, 2011 compared to 2.04% at December 31, 2010. The Bank had 35 nonperforming loans at December 31, 2011 compared to 32 nonperforming loans at December 31, 2010. Foreclosed real estate decreased $5,440,789 from $10,469,302 at December 31, 2010 to $5,028,513 at December 31, 2011 as disposals of $10,750,768 and valuation allowances of $1,963,227 were offset by additions of $7,273,206. Foreclosed real estate decreased during the third and fourth quarters of 2011 as disposals and valuation allowances of $6,009,717 outpaced additions to OREO of $491,349. Foreclosed real estate carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

The Company’s overall delinquency rate declined 12 basis points to 2.09% at December 31, 2011 from the prior year end, as problem loans were charged-off, transferred to foreclosed real estate or worked out. Loans 31-90 days delinquent increased from 0.17% at December 31, 2010 to 0.76% at December 31, 2011. Loans greater than 90 days delinquent decreased 35% from 2.04% at December 31, 2010 to 1.32% at December 31, 2011. The Company’s allowance for loan losses decreased from 1.16% of loans at December 31, 2010 to 1.07% of loans at December 31, 2011.

“During 2011, our asset quality ratios outperformed peers in every quarter as reported by the Uniform Bank Performance Report for the Richmond 5th Federal Reserve District. At December 31, 2011, our nonperforming assets as a percentage of loans and OREO were 2.01% compared to 4.49% reported for our peer group in September 2011” said Mr. Middleton. “We remain focused on resolving our nonperforming assets in a prudent manner. With the resolution of an additional $2.5 million of OREO during the fourth quarter, our OREO balance is at its lowest level since December 31, 2009.”

Total deposits increased by 14.17%, or $102,670,875, to $827,253,201 at December 31, 2011 compared to $724,582,326 at December 31, 2010. During 2011, transaction accounts increased $85,354,028 and certificates of deposits increased $17,316,847. Transaction accounts increased from 39.52% of deposits at December 31, 2010 to 44.94% of deposits at December 31, 2011. Total long-term debt decreased $10,047,449 to $60,576,595 as liquidity available from retail deposits and maturing securities was utilized to pay debt.

“The Bank’s long-term strategy of increasing core deposit relationships has allowed us to reduce our funding costs. The most recent FDIC Annual Summary of Deposit Survey indicated we moved up one position this year to become the second largest overall deposit holder in the Tri-County area,” said William Pasenelli, Community Bank of Tri-County, President and Chief Financial Officer. “During the fourth quarter, the Bank’s cost of customer deposits decreased 14 basis points from a beginning rate of 1.37% at September 30, 2011 to an ending rate of 1.23% at December 31, 2011. The strength of the Bank’s market position and operating liquidity should give us more pricing control in our market during 2012. ”

The Bank broke ground in June 2011 for its 18,500 sq. ft. operations center in Waldorf, Maryland and is building its newest branch in King George, Virginia. Both projects are scheduled for completion in the second quarter of 2012.

On September 23, 2011, the U.S. Department of Treasury purchased $20.0 million in the Company’s preferred stock under the Small Business Lending Fund (the “SBLF”). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates. The interest rate will fluctuate depending on the amount of growth in the Bank’s small business lending. As of December 31, 2011, the Company continued to qualify for its initial interest rate on the SBLF funds of 1%. The Company used $16.4 million of the proceeds from this investment to redeem all of the preferred stock that it sold to the Treasury under the TARP Capital Purchase Program (“TARP”) on December 19, 2008 as well as to pay any accrued but unpaid dividends. The net proceeds, after repurchasing the TARP securities, were invested by the Company in the Bank as Tier 1 Capital.

During the year ended December 31, 2011, stockholders’ equity increased $4,349,171 to $75,454,098. The increase in stockholders’ equity was due to net income of $3,161,464 and net proceeds of $3,683,000 from the SBLF investment partially offset by the payments of common stock dividends of $1,209,856, preferred stock dividends of $722,243, net stock related activities of $441,605 and adjustments to other comprehensive income of $121,589. Common stockholders' equity of $55,454,098 at December 31, 2011, resulted in a book value of $18.32 per common share. The Company remains well-capitalized at December 31, 2011 with a Tier 1 capital to average asset ratio of 9.17%.

Operations – Year Ended December 31, 2011 compared to 2010

The decrease in net income available to common shareholders for the year ended December 31, 2011 was primarily attributable to increased costs related to OREO to reflect current appraisals or contracted sales amounts for nonperforming assets and costs in order to facilitate the ultimate disposition of these properties. Other expenses, including FDIC insurance for the increase in average customer deposits, increased costs for regulatory compliance, data processing and employee compensation to support the growth of the Bank contributed to the decline. These costs were partially offset by increases in net interest income and noninterest income and a decrease in the provision for loan losses as well as a decrease in preferred stock dividends paid.

Interest and dividend income increased by $422,407 to $39,959,394 for the year ended December 31, 2011 compared to $39,536,987 for the year ended December 31, 2010. The increase was attributable to growth of $54.6 million to the average balance of interest-earning assets partially offset by a reduction in the average yield on interest-earning assets from 5.06% for the year ended December 31, 2010 to 4.78% for the year ended December 31, 2011. Interest expense decreased $459,173 to $13,121,042 for the year ended December 31, 2011 compared to $13,580,215 for the year ended December 31, 2010 due to a reduction in the average cost of funds on interest-bearing liabilities from 1.94% for the year end December 31, 2010 to 1.73% for the year ended December 31, 2011. This was achieved by a decrease in the rates paid on certificates of deposits, which declined from 2.21% for the year ended December 31, 2010 to 1.94% for the year ended December 31, 2011. Overall interest expense decreased due to a reduction in outstanding borrowings offset by higher average balances of deposits. The Company has been successful in increasing its core deposits and reducing the cost of funds in the low interest rate environment over the last several years and has limited the effect of the lower interest rate environment on loan rates through pricing and interest rate floors.

The Company’s provision for loan losses increased $153,703 from the prior year end to $4,087,151 for the year ended December 31, 2011 due to additional charges taken for specific nonperforming loans based on management’s estimate of realizable value and increased charge-offs. Net charge-offs increased $365,642 from $3,735,615 for the year ended December 31, 2010 to $4,101,257 for the year ended December 31, 2011.

Noninterest income totaled $4,193,040 for the year ended December 31, 2011 compared to $3,580,176 for the year ended December 31, 2010. The increase of $612,864 was primarily due to net gains on the sale of foreclosed real estate of $454,339 for the year ended December 31, 2011 compared to no gains or losses for the year ended December 31, 2010. Additionally, a net increase of $342,173 in service charge income, loan fees, and BOLI income was offset by a decline in gains on loan sales of $183,648 compared with the same period in 2010.

For the year ended December 31, 2011, noninterest expense increased $4,054,019 from the prior year ended to $22,249,202. The increase was primarily due to growth in employee compensation of $1,312,985 and increased foreclosure related costs of $2,035,992 compared to 2010. Data processing increased $260,629 from the prior year due mostly to one-time conversion related costs for a change to the Bank’s core service provider. Additionally, regulatory compliance costs continue to rise from the prior year reflecting the legacy regulatory burden as well as the initial impact of the Dodd-Frank Act.

The Company’s preferred stock dividends decreased $174,442 to $672,488 for the year ended December 31, 2011 from $846,930 for the year ended December 31, 2010. The decrease was due to the Bank’s participation in the SBLF and payoff of TARP during the third quarter. If the Company maintains its 1% dividend for 2012, the annual preferred dividend will decrease to $200,000.

Operations – Quarter Ended December 31, 2011 compared to 2010

The decrease in net income available to common shareholders for the quarter ended December 31, 2011 was due to increases in the components of noninterest expense described above. This was partially offset by an increase in net interest income due to larger average loan balances and a lower cost of funds, a lower provision for loan losses, increased noninterest income and a decrease in preferred stock dividends paid.

Interest and dividend income increased $213,782 to $10,088,665 for the quarter ended December 31, 2011 compared to $9,874,883 for the quarter ended December 31, 2010. The increase was attributable to growth of $75.4 million to the average balance of interest-earning assets partially offset by a reduction in the average yield on interest-earning assets from 4.89% for the quarter ended December 31, 2010 to 4.57% for the quarter ended December 31, 2011. Interest expense decreased $46,715 to $3,351,796 for the quarter ended December 31, 2011 compared to $3,398,511 for the quarter ended December 31, 2010. The decrease was due to a reduction in the average cost of funds on interest-bearing liabilities from 1.87% for the quarter ended December 31, 2010 to 1.68% for the quarter ended December 31, 2011 primarily due to a decrease in interest rates paid on certificates of deposits. Interest expense also decreased due to a reduction in outstanding borrowings offset by higher average balances of deposits. Most of the quarterly increase in net interest income was due to an increase in the average size of interest-earning assets. However, the cost of customer deposits decreased 14 points during the last month of the quarter to end at 1.23% at December 31, 2011. The reduction in interest rate spread for the quarter to 2.89% was due primarily to a reduction in securities yields from 2.31% for the quarter ended December 31, 2010 to 1.85% for the quarter ended December 31, 2011.

The Company’s provision for loan losses decreased $603,635 from the prior year comparable quarter to $545,806 for the quarter ended December 31, 2011 due primarily to reductions in the allowance for specific nonperforming loans based on management’s estimate of realizable value and the improving trends in delinquencies.

Noninterest income totaled $1,443,758 for the quarter ended December 31, 2011 compared to $1,079,848 for the quarter ended December 31, 2010. The increase of $363,910 was primarily due to net gains on the sale of foreclosed real estate of $416,121 for the quarter ended December 31, 2011 compared to no gains or losses for the quarter ended December 31, 2010.

For the quarter ended December 31, 2011, noninterest expense increased $2,317,570 from the prior year comparable quarter to $6,937,286. The increase was primarily due to increased foreclosure related costs of $1,400,909, growth in employee compensation of $296,574, increased data processing expenses of $191,506 due to one-time conversion costs and increases in FDIC insurance and professional fees due to the increased size of the Bank. Regulatory compliance costs have continued to rise compared to the same quarter of the prior year reflecting the cost of legacy regulations as well as the initial impact of the Dodd-Frank Act, impacting salaries and benefits, data processing and legal and professional fees.

The Company’s preferred stock dividends decreased $160,621 to $51,112 for the quarter ended December 31, 2011 from $211,733 for the quarter ended December 31, 2010.

About Tri-County Financial Corporation - The Company is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby, California, Maryland and Dahlgren, Virginia (approved, under construction).

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited and as of December 31, 2011. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2010.

TRI-COUNTY FINANCIAL CORPORATION

	As of December 31, 2011	As of December 31, 2010	$ Variance	% Variance
Financial Condition Data:	(Unaudited)
Total assets	$983,479,723	$885,936,102	$97,543,621	11.01%
Cash, federal funds sold and interest-bearing deposits	19,118,189	9,823,436	9,294,753	94.62%
Securities	195,341,451	161,934,541	33,406,910	20.63%
Loans receivable, net	710,088,775	654,449,936	55,638,839	8.50%
Premises and equipment	16,440,902	12,132,141	4,308,761	35.52%
Foreclosed real estate (OREO)	5,028,513	10,469,302	(5,440,789)	(51.97%)
Total liabilities	908,025,625	814,831,175	93,194,450	11.44%
Total deposits	827,253,201	724,582,326	102,670,875	14.17%
Short-term borrowings	—	816,422	(816,422)	(100.00%)
Long-term debt	60,576,595	70,624,044	(10,047,449)	(14.23%)
Junior subordinated debentures	12,000,000	12,000,000	—	0.00%
TARP preferred stock	—	16,317,000	(16,317,000)	(100.00%)
Small Business Lending Fund (SBLF) preferred stock	20,000,000	—	20,000,000	n/a
Total stockholders’ equity	$75,454,098	$71,104,927	$4,349,171	6.12%
Book value per common share	$18.32	$18.25
Common shares outstanding	3,026,557	3,002,616
Tier 1 capital to average assets	9.17%	9.44%
Total capital to risk-weighted assets	12.67%	12.94%
Nonperforming loans (NPLs)	$9,510,617	$13,518,779	$(4,008,162)	(29.65%)
Nonperforming assets (NPLs + OREO)	14,539,130	23,988,081	(9,448,951)	(39.39%)
Troubled debt restructures (TDRs)	11,913,041	16,881,803	(4,968,762)	(29.43%)
Allowance for loan losses to total loans	1.07%	1.16%
Past due loans (PDLs) to total loans (31 to 90 days)	0.76%	0.17%
Nonperforming loans (NPLs) to total loans (>90 days)	1.32%	2.04%
Total loan delinquency (PDLs + NPLs) to total loans	2.09%	2.21%
Allowance for loan losses to nonperforming loans	80.49%	56.73%
Nonperforming assets to total assets	1.48%	2.71%
Nonperforming assets to gross loans + OREO	2.01%	3.56%
Nonperforming assets + TDRs to total assets (a)	2.61%	4.58%

(a) Ratio was adjusted to remove duplication of loans that are both nonperforming and troubled debt restructures.

TRI-COUNTY FINANCIAL CORPORATION

	Years Ended
	December 31, 2011	December 31, 2010	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$39,959,394	$39,536,987	$422,407	1.07%
Interest expense	13,121,042	13,580,215	(459,173)	(3.38%)
Net interest income	26,838,352	25,956,772	881,580	3.40%
Provision for loan losses	4,087,151	3,933,448	153,703	3.91%
Noninterest income	4,193,040	3,580,176	612,864	17.12%
Noninterest expense	22,249,202	18,195,183	4,054,019	22.28%
Income tax expense	1,533,575	2,642,616	(1,109,041)	(41.97%)
Net income	3,161,464	4,765,701	(1,604,237)	(33.66%)
Net income available to common shareholders	$2,488,976	$3,918,771	(1,429,795)	(36.49%)
Return on average assets	0.35%	0.57%
Return on average equity	4.33%	6.76%
Interest rate spread	3.05%	3.12%
Net interest margin	3.21%	3.32%
Share Data:
Basic net income per common share	$0.83	$1.31
Diluted net income per common share	$0.82	$1.30
Weighted average common shares outstanding:
Basic	3,016,286	2,985,080
Diluted	3,052,810	3,008,279

TRI-COUNTY FINANCIAL CORPORATION

	Quarters Ended
	December 31, 2011	December 31, 2010	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$10,088,665	$9,874,883	$213,782	2.16%
Interest expense	3,351,796	3,398,511	(46,715)	(1.37%)
Net interest income	6,736,869	6,476,372	260,497	4.02%
Provision for loan losses	545,806	1,149,441	(603,635)	(52.52%)
Noninterest income	1,443,758	1,079,848	363,910	33.70%
Noninterest expense	6,937,286	4,619,716	2,317,570	50.17%
Income tax expense	203,823	621,204	(417,381)	(67.19%)
Net income	493,712	1,165,859	(672,147)	(57.65%)
Net income available to common shareholders	$442,601	$954,127	(511,526)	(53.61%)
Return on average assets	0.21%	0.53%
Return on average equity	2.60%	6.50%
Interest rate spread	2.89%	3.03%
Net interest margin	3.05%	3.21%
Share Data:
Basic net income per common share	$0.15	$0.32
Diluted net income per common share	$0.15	$0.32
Weighted average common shares outstanding:
Basic	3,015,672	2,990,698
Diluted	3,039,749	3,025,989